Exhibit 10.13

PRIVATE LABEL SUPPLY AGREEMENT

THIS PRIVATE LABEL SUPPLY AGREEMENT (“Agreement”) is entered as of November 1, 2016 (the “Effective Date”), by and between Tyber Medical, LLC, a New Jersey limited liability company (“Supplier”) and CPM Medical Consultants, LLC, a Texas Liability Corporation  (“Distributor”).

R E C I T A L S

WHEREAS, Supplier is engaged in the business of developing innovative medical devices for private label opportunities including the development, production, and distribution of proprietary medical devices.

WHEREAS, Distributor is engaged in the business of designing, manufacturing and selling products and instruments relating to orthopaedic surgery.

WHEREAS, Distributor desires to acquire and distribute Supplier’s implants and consumables described on Schedule 1 (each an “Implant” and collectively the “Implants”) and the instruments required for implantation thereof (the “Instruments” and collectively with the Implants, the “Products”) under the Distributor’s own respective brand names, and Supplier is willing to supply such Products to Distributor, in accordance with the terms and conditions set forth in this Agreement.  Distributor and Supplier may create an addendum to this Agreement to add additional products by mutually agreeing upon a revised or additional Schedule 1, from time to time, by written agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Manufacture and Supply.

(a) General. During the term of this Agreement, Supplier shall produce, package and supply the Products to Distributor, and Distributor shall acquire the Products from Supplier, pursuant to the terms and provisions set forth herein.   Instruments for Implants must be purchased from Supplier unless Distributor implements a proper quality system that complies with ISO 13485 and all applicable regulations, and which system can be verified by Supplier and is satisfactory to Supplier, as determined in its sole discretion. Subject to mutual agreement as to scope and pricing, Supplier agrees to provide Instrument customization and additional graphic design images of Implants contained within a relevant model.

(b) Implant Packaging and Brand Names. The Implants shall be finally packaged by Supplier using the trade names and artwork specified on Schedule 2, as the name may be modified from time to time upon written notice by Distributor (the “Private Label Brands”). Supplier’s name shall not appear on labels unless required by law and, if required by law, shall be included only to the extent (including size and location) specifically required. Any changes to Supplier’s existing packaging or labeling, including any artwork changes, will be paid for by Distributor. Distributor shall pay to Supplier the non-refundable sum of $5,000 for the first product family and $2,500 for each product family thereafter for packaging, labeling, labeling content and artwork for the Implants concurrently with the execution of this Agreement (the “Initial Packaging Fee”). Distributor shall not make any additional changes to the packaging, labeling, labeling content or artwork for the Implants after purchase from Supplier without Supplier’s prior written consent.

(c) Obsolescence. If Supplier plans to discontinue any Product, Supplier shall provide Distributor written notice at least 180 days in advance of the effect of such change (unless impractical for regulatory reasons, in which case such notice shall be provided immediately after the need to discontinue the Product is determined by Supplier).

(d) Changes to Products for Regulatory Reasons. Supplier shall have the right to modify the Products as necessary to comply with changes in applicable law or regulatory approvals. If Supplier is required to materially modify any Product, Supplier shall provide Distributor written notice at least thirty (30) days in advance of the effect of such change (unless impractical for regulatory reasons, in which case such notice shall be provided immediately after the need to materially modify the Product is determined by Supplier). In the event that Supplier makes a change to the Products in accordance with this Section, Supplier shall provide Distributor with information on the changes, and corresponding updated guidelines and instructions for use. In addition, in the event of a recall involving any Products

Exhibit 10.13

currently held in Distributor’s inventory, Supplier shall provide replacement Products and Samples for Distributor’s current stock of such recalled Products, and Distributor shall return all old stock to Supplier at Supplier’s expense.

(e) Changes to Products for Other Reasons by Supplier. If Supplier materially modifies any Product for reasons other than to comply with law or regulatory approvals Supplier shall provide Distributor with information on the changes and corresponding updated guidelines and instructions for use, if required. If such change renders Distributor’s stock of Products unsaleable or unusable, as determined by Supplier in its reasonable discretion, Supplier shall, at Supplier’s expense, provide Distributor with replacement Products sufficient to replace such stock.

(f) Samples. Supplier shall make available for purchase by Distributor a reasonable number of samples of non-implantable Implants and demonstration Instruments for use only for demonstration and training purposes (the “Samples”).

(g) Inspection. Distributor shall have the right, on written notice given not less than fifteen (15) days in advance of written notice to Supplier, and not more frequently than twice in any calendar year, during Supplier’s regular business hours, to inspect Supplier’s quality system and facilities relating to the performance of Supplier’s duties hereunder.

(h) New Devices.  Supplier agrees to allow Distributor the opportunity to include in this Agreement all available new medical devices developed by Supplier during the Initial Term on terms mutually agreed upon.   Subject to Distributor’s confidentiality obligations set forth in Section 10 hereof, Supplier shall use commercially reasonable efforts to notify Distributor of new products.

(i)  Ownership.  As between Distributor and Supplier, Supplier retains and shall be the sole owner of all right, title, and interest to (i) all drawings, models and test data relating to the Products; (ii) all improvements relating to the Products; (iii) the design history file documents and all other regulatory documents and all regulatory approvals for the Products; and (iv) all intellectual property rights related to the foregoing. As between Distributor and Supplier, Distributor retains and shall be the sole owner of all intellectual property rights in and to the Private Label Brands, all data relating to End Users and other customers provided to Supplier, and all Marketing Materials (as defined herein).

(j) Quality and Regulatory Agreement.  Upon Supplier’s reasonable request, Supplier and Distributor shall complete and maintain a mutually agreed upon Quality and Regulatory agreement.

2.Price, Orders, and Terms Of Payment.

(a) Product Costs. Distributor shall acquire the Products for the amount set forth on Schedule 3 (the “Product Cost”) and shall be fixed for the Term of this Agreement.

(b) Sample Costs. Distributor shall acquire Samples at the amounts for such Samples set forth on Schedule 3, as may be amended from time to time (the “Sample Cost”).

(c) Exclusive Acquisition Commitment.

(i) Distributor agrees to acquire all of its requirements for the Products described in Schedule 1 from Supplier for the duration of the agreement.

(ii) In the event Distributor fails to acquire at least $50,000 of Products in any rolling twelve (12) month period (the “Minimum Acquisition Commitment”), Supplier may (but shall not be obligated to) notify Distributor in writing of the amount of any shortfall between the Minimum Acquisition Commitment for such rolling period and the amount of Product actually acquired in such rolling period (the “Shortfall Amount”) and request Distributor to provide Supplier with written detail of the reason(s) for such shortfall.   Distributor may order and pay within forty-five (45) days of the date of the notice the amount of Products that is at least equal to the Shortfall Amount. Following such payment, over a period of no more than twelve (12) months, the Supplier shall deliver to Distributor, at times and in any mix (including Samples) reasonably requested by Distributor, Products with an aggregate value equal to such Shortfall Amount payment (in addition to any Minimum Acquisition Commitment applicable to such period). If Distributor does not pay the Shortfall Amount within such forty-five-day period, Supplier, in its sole discretion, shall have the right to terminate this Agreement for cause at any time effective upon written notice to Distributor.

(d) Forecast and Orders.

(i) Acquisition Order. The initial acquisition order shall be $426,324.50 , and shall be submitted to Supplier concurrently upon the signing of this Agreement.  The parties anticipate the first delivery of Products to occur within one hundred twenty (120) days from Distributor’s date of delivery of camera ready artwork for labeling and packaging

Exhibit 10.13

and mutually agreed upon production specifications.  The parties anticipate (but do not guarantee) delivery of subsequent Products to occur within ninety (90) days from Supplier’s acceptance of an acquisition order. After the initial order the Distributor will provide a rolling 6 month forecast on the first of each calendar month. Forecasts will be used solely for business planning purposes; Distributor understands that, while it is helpful to provide accurate forecasts, no orders or any other irreversible action will be taken based on a forecast.

(ii) Variances due to Supply Shortages or Overages.   In the event that Supplier suffers a shortage of Product supply, including any shortage due to a failure of Supplier’s own supply chain, which renders Supplier unable to manufacture Products in quantities in any acquisition order accepted by Supplier, Supplier may allocate its available production for Products to Distributor and its other customers, including any customers to which it supplies Products directly, in any commercially reasonable manner.  In connection with Supplier’s production run of a Product, Supplier plans for over production of the Product by at least 5% to account for anticipated waste.  If any or all of such over production units meet the Product specifications and pass quality inspection, Supplier shall deliver, and Distributor agrees to purchase, such additional Products up to 5% of the corresponding acquisition order in accordance with the pricing terms herein.

(iii) Order Quantity Limits.  All acquisition orders for Products must specify a quantity of at least 50 units total (any Product mix) with no more than 3 lots. Any order quantity outside these limits will require a new price quote from Supplier.

(e) Payment Terms. All amounts are payable only in U.S. Dollars. Except as otherwise set forth under this Agreement, Distributor will be required to pay thirty five percent (35%) of the total Product Cost and Sample Cost for Products ordered upon issuance of the acquisition.  The balance shall be split into two (2) equal payments due one-half (1/2) thirty (30) days after from the receipt of Supplier’s invoice and the remaining one-half (1/2) sixty (60) days after from the receipt of Supplier’s invoice. Notwithstanding the foregoing, if the first of such two payments (1/2 within 30days) is not received by Supplier within such timeframe, the entire balance shall become immediately due and payable and the balance on all orders thereafter shall be due thirty (30) days after the receipt of Supplier’s invoice, unless otherwise agreed to in writing by Supplier.  Invoices shall be issued no sooner than the date of Product delivery. Distributor shall have no right of deduction or offset of any amounts owed to Supplier hereunder for any reason. The Product Costs and Sample Costs do not include shipping, handling, insurance, taxes or duties, all of which shall be the sole obligation of Distributor  Any amounts not paid when due are subject to a 1.5% per month finance.

3.Delivery and Title.

(a) Preparation for Shipment; Lead Time. All Products shall be handled, packaged, and shipped as required by applicable laws, rules, and regulations. They shall be suitably packed for shipment in containers adequate to insure safe arrival of the Products at Distributor’s designated delivery destination, marked for shipment to the address specified in Distributor’s acquisition order or such other address as Distributor may specify in writing. Supplier shall mark all containers with necessary shipping and handling information, acquisition order numbers and date of shipment. An itemized packing list shall accompany each shipment.  Distributor will give Supplier an acquisition order no less than sixty (60) days prior to the date on which the delivery is requested.

(b) Shipping Terms. All Products will be shipped either Ex Works (Incoterms 2010) Supplier’s point of shipment, Freight Prepaid & Charged to Supplier or Freight Collect (at Supplier’s sole discretion).  Buyer shall be responsible for the costs of shipping.

(c)Title and Risk of Loss.   Risk of loss of Products shipped by Supplier hereunder shall pass to Distributor upon receipt of the Products by Distributor at the delivery location for Distributor.  Supplier will be solely responsible for any insurance on loss of Product during shipment to Distributor’s facilities.

(d)Inspection and Returns for Damage or Defect. Distributor will inspect each shipment of Products for obvious damage when Distributor receives the shipment. If Distributor finds an obviously damaged or defective Product, it will provide written notice to Supplier, describe the damage or defect and request a return authorization form. The notice and request for return must be provided within ten (10) days following receipt of the shipment (the day of receipt will not be counted as one of the days for this purpose) or the Products will be deemed accepted by Distributor. If there is no notice or request for return by Distributor during the ten-day period, or the damage or defect is due to the act or omission of Distributor, then Supplier will have no obligation to replace the Product and Distributor will pay for the Products. Supplier will pay for the shipment and insurance for the authorized return of Products. The only remedy available to Distributor for an obviously damaged or defective Product is to receive a replacement of such

Exhibit 10.13

defective Product. Distributor will not receive any refunds of amounts paid or credits toward future payments to Supplier.

4.Limited Warranty.

(a) Warranty Terms. Supplier shall warrant the Products pursuant to the form of Limited Warranty generally provided in connection with the distribution of the Products by Supplier in effect at the time of delivery of such Products. A copy of the Limited Warranty in effect as of the Effective Date is attached as Schedule 4. Supplier shall have the right to make revisions to the Limited Warranty from time to time upon prior written notice to Distributor, provided that any such revision shall be applicable only to Products that are supplied to Distributor after the effective date of such revision.

(b) Warranty From Distributor to End-Users. Distributor shall not pass through Supplier’s Limited Warranty to End Users of the Products. Distributor shall be free to establish the terms of any warranty it wishes to extend to its End User customers. Supplier’s Limited Warranty hereunder shall not be construed to give a right of action based on such warranty to End User customers of Distributor.

(c) Limitations. The Limited Warranty will be void and Supplier will not have any obligation to honor the Limited Warranty, or have liability for any breach of Warranty to Distributor, if Products are used for any use outside the Field, as defined below, or if Distributor: (i) alters, changes or damages the Products or any component of the Products; (ii) distributes, advertises or promotes the Products for uses outside the Field; (iii) uses Marketing Materials, as defined below, not approved by Supplier as provided in Section 6(b), (iv) misrepresents the nature of the Products, their intended uses or scope of the Field, components, or makes any statement, representation or warranty to any person or entity regarding the Products that breaches this Agreement; or (iv) distributes a Product for which it has actual knowledge of defect or damage.

(d) Warranty Returns. All Products in breach of the Limited Warranty, shall be, at Supplier’s option and after a reasonable opportunity for Supplier to inspect such Products, destroyed or returned to Supplier at Supplier’s expense.  For any Products returned to Supplier, Distributor will comply with Supplier’s then current Return Materials Authorization process.

(e) Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS SECTION 4 AND SECTION 9, SUPPLIER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE OR ARISING OUT OF A COURSE OF DEALING, CUSTOM OR TRADE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

5.Regulatory Approvals.  Supplier shall be solely responsible for maintaining regulatory clearances for Products in the U.S.; provided, however, that Distributor will be responsible for any of Supplier’s costs in providing any modifications to existing regulatory clearances as a result of applying Distributor’s Private Label Brands to the Products as required hereunder. Supplier will supply proof of such market clearances for the U.S. to Distributor. Distributor shall be solely responsible for setting reimbursement fees with health regulatory authorities, and for billing and for collecting fees associated with distribution of the Private Label Branded Products. Supplier agrees to supply to Distributor all reasonable information and documentation necessary to obtain such reimbursement approval. All costs for obtaining the reimbursement approvals for the Private Label Branded Products are the Distributor’s financial responsibility.

6.Distribution and Marketing by Distributor.

(a) Marketing Rights. Distributor shall have the right to distribute the Products under its Private Label Brand, either directly or, subject to the provisions of Section 6(c), through independent representatives, distributors or sub-distributors, anywhere in the United States of America (the “Territory”), to hospitals, surgery centers or clinics at which surgery using the Implants is conducted, or to any licensed surgeons or other licensed healthcare professionals who perform such surgery (“End Users”). Distributor shall distribute the Products to its End Users at prices and on terms Distributor determines in the exercise of its sole discretion. The Products shall be sold strictly for use in surgical applications as approved or cleared by the U.S. Food and Drug Administration (“FDA”) or other applicable regulatory authorities and consistent with the approved or cleared indications for use (the “Field”). The Products shall not be sold for use outside of the Field. Distributor acknowledges that the FDA or other applicable regulatory authorities may narrow the Field at any time.

Exhibit 10.13

(b) Promotion and Marketing. Distributor will market, promote, advertise and distribute the Products in the Field with the goal of maximizing distribution of the Products. All marketing, advertising, promotion and education documentation (including training materials) used by Distributor (“Marketing Materials”) shall be technically accurate and shall comply with the requirements of this Agreement. Before Distributor uses any Marketing Materials, Distributor shall give copies to Supplier (at least ten (10) business days before anticipated use) for the approval of Supplier solely for technical accuracy of the Marketing Materials. Supplier shall not withhold its consent unreasonably. If Supplier finds that any part of the Marketing Materials does not comply with the requirements of this Agreement, it shall be reasonable for Supplier to withhold its consent.

(c) Distributor Representatives. Distributor has the right to use independent representatives and distributors for the promotion, marketing, advertising and distribution of the Products. Distributor shall ensure that such representatives and distributors comply with this Agreement. Distributor has full responsibility for the actions and omissions of its representatives and distributors and an action or omission by a representative that would constitute a material breach of this Agreement by the Distributor will be treated as a material breach of this Agreement by Distributor and Supplier will have all of the remedies against Distributor set out in this Agreement for a material breach by Distributor.

(d) Market Diligence. If Distributor becomes aware of any use of the Products other than by End Users or outside the Field, then Distributor shall: (a) notify Supplier within five (5) business days; (b) if the use outside of Field is by customers of Distributor, take commercially reasonable actions to end the unapproved use; or (c) cooperate with and assist Supplier in any legal action that Supplier may decide to bring.

(e) Distributor Conduct. Distributor will conduct all of its activities pursuant to this Agreement in compliance with all applicable laws, including, without limitation, all FDA requirements, the United States Federal Anti-Kickback Statute, the Health Insurance Portability and Accountability Act, as amended, and, if applicable, the United States Foreign Corrupt Practices Act of 1977, as amended. In addition, Distributor will not:

(i) modify, change or alter the Products or any Product labeling.

(ii) promote, advertise, sell or distribute the Products for any use other than in the Field.

(iii) make any representations, statements or warranties regarding the Products that are inconsistent with any applicable regulatory approvals.

(iv) violate any policies and procedures required by any End User or other customer of Distributor.

(v) use any of the Products to conduct any clinical study or in connection with a submission to the FDA, to obtain a CE Mark approval or for other regulatory purposes without Supplier’s prior written consent.

(f)  Audit Right.  At any time during the Term, upon ten (10) days prior written notice, Supplier will have the right to enter and have reasonable access to the premises and facilities of Distributor during normal business hours to verify Distributor’s compliance with this Agreement, including a physical inspection and/or a quality review directly relating to any FDA tracking.  No charge will be made for such visits

(g) Retained Rights. This Agreement does not grant Distributor any exclusive rights. Without limiting any other rights of Supplier, Supplier has and retains the right to: distribute the Products anywhere in the world; license the Products technology to any person or entity; enter into other distribution agreements for the Products under Supplier’s trademarks or under a private label name other than Distributor’s Private Label Brands.

7.Reports and Recalls.

(a) Product Tracing. Distributor is responsible for tracing the Implants sold under its Private Label Brand to all End Users of such Implants. With respect to any Products provided to End Users on a consignment basis, Distributor shall maintain the records necessary for tracing such Products to the consignee. Distributor shall not be required to provide Supplier with any information acquired pursuant to this Section 7(a) except to the extent required by law or to facilitate coordination of any Product recall or field actions.

(b) Problem/Complaint Notice. Distributor will notify Supplier in writing of any complaint, suspected adverse reaction (incident or near-incidents), outcome or claim related to any Product (a “Product Complaint”) within forty-eight (48) hours after Distributor becomes aware of the Product Complaint. Supplier shall provide Distributor with a phone number to use for such notification. Supplier will investigate the facts and circumstances of the Product Complaint in accordance with its internal procedures and applicable law and will file any reports required in connection with the Product Complaint with the applicable governmental agencies with jurisdiction, if any, over the Product

Exhibit 10.13

Complaint. Distributor will provide Supplier with all information it is able to obtain using commercially reasonable efforts regarding the Product Complaint including, the Product shipped, the End User, the history of use of the Product by the End User, and any other information reasonably available and necessary for the investigation by Supplier or the completion of any governmental filing. Distributor will fully cooperate with Supplier in investigating the Product Complaint. If necessary in order to fully investigate the Product Complaint, Distributor will make its employees and representatives reasonably available for interviews concerning the Product Complaint by Supplier or its counsel and/or representatives following the reasonable request of Supplier.

(c) Sharing of Information. Each party shall provide the other with prompt notice if it is contacted by a Competent Authority regarding any Product Complaints. Supplier shall also notify Distributor of any Product recall or field action or any order for a recall by a Competent Authority. For purposes of this Section 7(c), “Competent Authority” shall mean any federal, state, or local governmental authority or regulatory body, or any quasi-governmental or private body asserting, exercising or empowered to assert or exercise any regulatory authority thereunder and any entity or organization directly or indirectly owned by and subject to the control of any of the foregoing.

(d) Recalls. Distributor acknowledges and agrees that it is Supplier’s exclusive right to issue field actions, safety alerts, advisory notices or similar remedial actions with respect to the Products.  Supplier shall be solely responsible for the costs, decision and execution for a Product recall or field action. Distributor shall fully cooperate and reasonably assist Supplier in the event of a recall. All information obtained by Distributor will be provided as soon as reasonably possible to Supplier.

(i) If any, or all, of the Products are recalled other than as a result of a wrongful act or omission of Distributor, then:

(1) Supplier will pay for all shipping and insurance to return any of the affected Products to Supplier.

(2) Within 90 days after the recall, Supplier will replace the recalled Product(s). The only obligations of Supplier for recalled Product(s) are to: (A) replace the recalled Product(s) and pay for destroying the recalled Products and the shipping and insurance for retrieving the recalled Product(s) and shipping replacements; or (B) the obligation specified in Subsection (c) (i) (3), below.

(3) Following a recall, if Supplier cannot replace the recalled Products or is not able to provide Distributor with replacement Products for more than 90 days, then Supplier will pay to Distributor: (A) all Product Costs paid to Supplier by Distributor for the recalled Products that are not replaced; and (B) all shipping and insurance paid by Distributor for the recalled Products.

(ii) If any, or all, of the Products are recalled as a result of the act or omission of Distributor, then:

(1) Distributor will pay for all shipping and insurance to return the relevant Product to Supplier.

(2) If Distributor orders Product to replace the recalled Product, then such orders will not be part of the Minimum Acquisition Commitment. The orders will be considered additional orders and will be filled by Supplier consistent with its business commitments and requirements. All shipping and insurance for the orders will be paid by Distributor.

8.Indemnities and Insurance.

(a) Indemnification by Supplier. Supplier shall indemnify Distributor, its parent, subsidiaries and affiliates, and its and their respective officers, directors, agents and employees, and their successors and assigns (collectively, the “Distributor Indemnitees”), from and against any and all third party claims, demands or actions (each, a “Claim”), and indemnify and hold harmless any Distributor Indemnitee from and against all resulting liabilities, fees, suits, causes of action, damages, penalties, recoveries and deficiencies, costs and expenses (including, without limitation, attorneys’ fees) (collectively, “Damages”) which arise out of or relate to (i) any breach of any representation or warranty under Section 9(a), (ii) any Claims for product liability arising out of a defect in the manufacture or supply of the Products by Supplier, (iii) any breach of confidentiality under Section 10, or (iv) any Claim that a Product, when used or distributed as provided for by this Agreement infringes any patent of a third party issued in the Territory; provided that, in connection with any Claims described in (ii) or (iv) hereof, the alleged defect

Exhibit 10.13

or infringement: (A) existed at the time the Product was shipped by Supplier; and (B) is not attributable to any unauthorized use or modification regarding such Product by Distributor or any third party; and provided further that, such indemnity shall not apply to the extent that it is shown that the Damages were the result of: (C) a breach by Distributor of a representation, warranty, or covenant of this Agreement including, without limitation, any use of the Products in breach of this Agreement; or (D) the negligence or willful misconduct of Distributor or any Distributor Indemnitee or subdistributor.

(b) Indemnification by Distributor. Distributor shall indemnify, defend and hold harmless Supplier, its parent, subsidiaries and affiliates, and its and their respective officers, directors, agents and employees, and their successors and assigns (collectively, the “Supplier Indemnitees”), from and against any and all Damages which arise out of or relate to (i) any breach of any representation or warranty under Section 9(b), (ii) any breach of Distributor’s obligations under Section 6(e) or Section 10, (iii) the negligence or willful misconduct of Distributor or any subdistributor, Distributor Indemnitee or subcontractor of Distributor or (iv) any claim that a Product, when used or distributed in a manner instructed or suggested by Distributor that is other than as provided for by this Agreement, violates any regulatory approval related to the Product as a result of such use or distribution or infringes any intellectual property rights of Supplier or a third party as a result of such use or distribution; provided, that such indemnity shall not apply to the extent that it is shown that the Damage was the result of (A) a breach by Supplier of a representation, warranty, or covenant of this Agreement; or (B) the negligence or willful misconduct of Supplier or any Supplier Indemnitee.

(c)  Indemnification Procedures. Any entity entitled to indemnification under this Section 8 shall give written notice to the indemnifying party of any Claims that may be subject to indemnification, promptly after learning of such Claim.  Within a reasonable time after receiving such notice, the indemnifying party may assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party.  Subject to the terms of the parties’ respective professional liability and malpractice insurance policies, the indemnified party shall cooperate with the indemnifying party in such defense at the indemnifying party’s expense.  The indemnified party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim.  The indemnifying party shall not be liable for any litigation costs or expenses incurred by the indemnified party without the indemnifying party’s written consent, such consent not to be unreasonably withheld.  The indemnifying party shall not settle any such Claim if such settlement (i) does not fully and unconditionally release the indemnified party from all liability relating thereto or (ii) adversely impacts the rights granted to the indemnified party under this Agreement, unless the indemnified party otherwise agrees in writing.

(d)Insurance. Supplier represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorney’s fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its activities under this Agreement, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, products liability insurance, with minimum coverage amounts of $5,000,000 per occurrence and per year in the aggregate. Supplier agrees to provide Distributor a certificate of such insurance upon request. Supplier shall have Distributor named as an additional insured beneficiary.  Distributor represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorney’s fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, products liability insurance, with minimum coverage amounts of at least $5,000,000 per occurrence and per year in the aggregate (or any greater amount required by the applicable End User) . Distributor agrees to provide Supplier a certificate of such insurance upon request. Distributor shall have Supplier named as an additional insured beneficiary.

(e)  LIMITATION OF LIABILITY. In no event shall EITHER PARTY be liable to THE OTHER PARTY or any other person or entity for special, incidental, consequential, OR PUNITIVE damages (including, but not limited to, loss of profits, loss of data or loss of use damages) arising out of the manufacture, sale or supply of the Products, even if SUCH OTHER PARTY has been advised of the possibility of such damages or losses.  SUPPLIER’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY DISTRIBUTOR TO SUPPLIER UNDER THIS AGREEMENT DURING THE PRECEDING TWELVE (12) MONTHS.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8(e) SHALL LIMIT EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 8(a) OR 8(b) OR THE DAMAGES AVAILABLE FOR EITHER PARTY’S BREACH OF SECTION 10.

Exhibit 10.13

9.Representations and Warranties.

(a) Supplier. Supplier represents and warrants the following, each of which representation and warranty is true on the date of this Agreement and will be true until the end of the Term, and each of which is material and is being relied on by Distributor: (i) it is a corporation, validly organized and existing and in good standing under the laws of the State of New Jersey and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets or properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary; (ii) it has full power and lawful authority to execute, deliver, and perform under this Agreement; (iii) its execution and performance of this Agreement is not contrary to, or prohibited by, any laws, or agreements to which it is a party or by which it is bound or by any arbitration award, judgment or court order by which it is bound; (iv) it is in possession of all franchises, grants, authorizations, licenses, registrations, permits, easements, consents, waivers, qualifications, certificates, orders and approvals, necessary to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; (v) this Agreement, and any document executed pursuant to this Agreement, are valid obligations of Supplier enforceable in accordance with their terms; (vi) it has taken all corporate action necessary in order to cause the execution and performance of this Agreement; (vii) it has the right to manufacture and sell to Distributor for distribution and use in the Field the Products; and (viii) Supplier has and, during the Term shall maintain, FDA clearances for the Products.

(b) Distributor. Distributor represents and warrants the following, each of which representation and warranty is true on the date of this Agreement and will be true until the end of the Term, and each of which is material and is being relied on by Supplier: (i) it is a limited liability company, validly organized and existing and in good standing under the laws of the State of Texas and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets or properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, (ii) it has full power and lawful authority to execute, deliver, and perform under this Agreement; (iii) its execution and performance of this Agreement is not contrary to, or prohibited by, any laws, or agreements to which it is a party or by which it is bound or by any arbitration award, judgment or court order by which it is bound; (iv) this Agreement, and any document executed pursuant to this Agreement, are valid obligations of Distributor enforceable in accordance with their terms; (v) it is in possession of all franchises, grants, authorizations, licenses, registrations, permits, easements, consents, waivers, qualifications, certificates, orders and approvals, necessary to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; (vi) it has taken all action necessary in order to cause the execution and performance of this Agreement; (vii) it has the right to use its Private Label Brands in the marketing, promotion and distribution of the Products and (viii) that Distributor, including each employee and agent performing services under this Agreement: (A) is not under investigation by any regulatory agency, medical ethics body or other agency or authority that regulates marketing of medical devices or the medical or healthcare profession (“Regulatory Agency”) for debarment, discipline or disqualification or presently debarred, disciplined or is disqualified by any Regulatory Agency, (B) has not been disciplined or disqualified by any Regulatory Agency and does not have a disciplinary or disqualification hearing pending, and (C) is not currently included in the U.S. Office of Inspector General List of Excluded Individuals.

(c) No Other Representations and Warranties. Except for the representations and warranties contained in Sections 4 and 9, none of the parties has made any express or implied representation or warranty to the other regarding this Agreement and the subject matter of this Agreement.

10.Confidentiality and Proprietary Information; Non-Solicitation.

(a) Confidential Information. During the Term and for five (5) years after termination, all information designated as confidential or proprietary information, or which the other party should reasonably know is confidential, and furnished by Distributor to Supplier or any of its affiliates, or by Supplier to Distributor or any of its affiliates, during the term of this Agreement, (“Confidential Information”) including, without limitation, any Specification, formulation, design information, Product architecture, and information about new products provided pursuant to Section 1(h) (with respect to Supplier), quality assurance plans, marketing strategies, business plans and strategies, inventions (whether or not the subject of pending patent applications), trade secrets, know-how, cost and profit data, distribution and marketing plans, and business and financial information, shall be kept confidential by the party receiving it. The party receiving Confidential Information shall not disclose it or make use of it, except for purposes authorized by this Agreement, nor disclose any Confidential Information to any person or firm unless previously authorized in writing to do so; provided, however, that the receiving party may disclose it as necessary to responsible officers, employees and agents for the purposes of performing its obligations under this Agreement, provided that such officers and employees shall have assumed in writing obligations of confidentiality no less restrictive than those contained herein The receiving party may disclose Confidential Information as required by government and regulatory agents for the purposes of

Exhibit 10.13

performing its obligations under this Agreement, or as necessary to comply with applicable laws or pursuant to valid court orders; provided that the receiving party gives reasonable advance written notice to the other party of such disclosure and endeavor in good faith to secure confidential treatment or seek an appropriate protective order of such information at the disclosing party’s request and expense and cooperate with any efforts by the disclosing party to secure confidential treatment or obtain a protective order.

(b) Exclusions. The foregoing limitations on the use and disclosure of Confidential Information shall not apply to information which:

(i) at the time of disclosure is, or thereafter lawfully becomes, part of the public domain through no fault, act or omission of the receiving party, its employees, agents or independent contractors; or

(ii) was otherwise in the receiving party’s lawful possession prior to disclosure as shown by its written records; or

(iii) is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it, without an obligation to keep such information confidential; or

(iv) is released from confidential status by mutual agreement of the parties.

(c) Injunctive Relief. The receiving party acknowledges and agrees that unauthorized use or disclosure of Confidential Information of the other party will cause serious, irreparable and significant harm, damage or loss to the other party which will be difficult or impossible to ascertain. Accordingly, the receiving party agrees that the other party will have, in addition to all other remedies at law or in equity, the right to seek immediate injunctive relief to enforce the receiving party’s obligations under this Agreement. All costs, including reasonable attorneys’ fees, borne by either party in the event of legal action shall be paid by the non-prevailing party.

(d) Confidentiality of Agreement. Except as required by law, Distributor and Supplier shall keep the specific terms of this Agreement, as well as any materials provided in connection herewith, strictly confidential, and shall each make all reasonable efforts to maintain such confidentiality, including restricting employees’ access to the terms of the Agreement on a “need to know” basis, limiting copies and ensuring that all employees privy to the terms of this Agreement shall undertake in writing obligations of confidentiality no less restrictive than those contained herein.

(e) Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, the receiving party shall promptly either deliver to the supplying party or destroy and certify such destruction (at disclosing party’s option) all reproductions, copies, extract or the like of any documents or other media containing any Confidential Information of the other party.

(f) Trademarks and Labeling. Distributor hereby grants to Supplier a limited, non-exclusive, world-wide, non-transferable, royalty-free license, with the right to sublicense, solely to use the Private Label Brands, trademarks, service marks, trade names, and logos owned by or licensed to Distributor (the “Distributor Trademarks”) in labeling and packaging the Products for distribution exclusively to Distributor, as directed from time to time by Distributor throughout the term of this Agreement, subject to the terms and conditions of this Agreement. Supplier hereby agrees that the Distributor Trademarks shall only be affixed to the Products or other promotional materials as directed by the Distributor and for no other uses.

(g) Non-Solicitation.  During the Term and for two (2) years after termination, (i) each of Distributor and Supplier agree that it shall not (A) (other than by means of a general solicitation in a newspaper or other mass communication) directly or indirectly solicit, entice or induce or attempt to induce any employee of the other party to terminate his or her employment with the other party or in any way interfere with the relationship between the other party and any employee, or (B) hire directly or through another entity any person who was an employee of the other party during the prior six month period; and (ii) Distributor agrees not to solicit (other than by means of a general solicitation in a newspaper or other mass communication) induce or attempt to induce any of Supplier’s contractors or direct or indirect suppliers to cease doing business with Supplier or in any way interfere with the relationship between any such person and Supplier.   During the Term, and for two years thereafter, Supplier and its affiliates agrees not to solicit for sales of Products on its own behalf, any individual doctor customer account of Distributor that Distributor identifies to Supplier in writing.

11.Term and Termination.

(a) Term. Unless sooner terminated in accordance with Section 11(b) below, the term of this Agreement shall commence on the Effective Date and shall terminate on the fifth anniversary hereof (the “Initial Term”); provided that the term shall be automatically extended for successive one (1) year periods after the fifth anniversary hereof unless

Exhibit 10.13

either party provides written notice of termination no less than thirty (30) days prior to the end of the then applicable term period (the “Term”).

(b) Early Termination for Cause. This Agreement may be terminated early for cause as otherwise provided in this Agreement, and as follows:

(i) By any party immediately upon written notice if the other party is subject to any proceedings under any federal or state law for the relief of debtors, including: the filing by or against such party of a voluntary or involuntary case under the federal bankruptcy law, which proceedings, if involuntary, are not dismissed within 30 days after their filing; an assignment of any portion of the property of such party for the benefit of creditors; the appointment of a receiver or trustee for any portion of the assets of such party, which appointment, if obtained ex parte, is not dismissed within 30 days thereafter; or the seizure by a sheriff, receiver, trustee in bankruptcy (or other creditors) or of any portion of the assets of such party.

(ii) By any party if the other party fails to perform or otherwise breaches any of its material obligations hereunder, by giving prior written notice of its intent to terminate and stating in detail the grounds for termination. The party receiving such notice shall have thirty (30) days from the receipt of such notice to cure such material breach, at which time this Agreement shall terminate if such material breach has not been cured. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such breach.

(iii) By any party immediately upon written notice to the other party if such party is prohibited from manufacturing, supplying or distributing the Products by the FDA or other regulatory body or any applicable laws.

(iv)  By Supplier pursuant to Section 2(c)(ii) or immediately (with no opportunity to cure) if Distributor breaches the provisions of either Sections 6(e), 9(b)(vii), or 9(b)(viii).

(v) By Supplier if Supplier enters into an exclusive arrangement for any or all of the Products during the Term of this Agreement; provided however, Supplier agrees to provide no less than sixty (60) days written notice and continue to supply Products to Distributor hereunder unless Supplier (A) repurchases Distributor’s then-existing inventory of Products at the original sales price paid by Distributor for such Product, and (B) pays Distributor a termination fee equal to one (1) times Distributor’s 6 months trailing revenue for sale of Products to End Users in the Field and in the Territory, subject to Distributor providing documentation reasonably acceptable to Supplier of such sales.

(c) Effect of Termination. If this Agreement is terminated for any reason, (i) the parties shall be released from all further obligations, duties imposed or assumed hereunder, except as already accrued as of the termination date or as otherwise provided in this Agreement and (ii)  unless otherwise required or allowed by Supplier, in its sole discretion, Distributor must accept delivery of and pay Supplier for all orders that have been accepted by Supplier but not filled or delivered as of the effective date of the termination, and all relevant provisions of this Agreement shall apply to such orders and the Products covered by such orders. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make payments for which such party is liable prior to such termination. In the event of any termination, Distributor shall have a 6 month sell-off period during which Distributor may sell-off any of its then-remaining inventory of Products, provided, however, that the Agreement was not terminated due to a breach by Distributor. All provisions that by their nature are intended to survive the termination or expiration of this Agreement, shall survive the termination or expiration, including: 2(c)(ii), 4, 7, 8(a), 8(b), 8(c), 8(e), 10, 11, 12 and 13 (to the extent applicable).

12. Notices. All notices, requests or other communications pursuant to this Agreement shall be in writing and addressed as follows:

If to Supplier:	Tyber Medical, LLC
83 South Commerce Way, Suite 310 Bethlehem, PA 18017 Attention: Jeff Tyber Fax: (866)889-9914 E-mail: jtyber@tybermed.com

With a copy to:	BISLaw, LLC

Exhibit 10.13

600 S. Cherry St. Suite 1125
Denver, CO 80246
Attention: Brent Slosky Fax: (720) 457-9883 E-mail: brent@bislaw.net

If to Supplier:	_____________________, LLC Attn: Bill McLaughlin, CFO 1565 N. Central Expressway 2nd Floor Richardson, Texas 75080 Email: bmclaughlin@surgicalservice.com

with a copy to:	Ferguson, Braswell & Fraser, PC Attn: Dustin H. Sparks 2500 Dallas Parkway Suite 600 Plano, Texas 75093 Email: dsparks@dallasbusinesslaw.com

Any notice to be given or to be served upon any party to this Agreement will be in writing and will be deemed to be given and received when delivered (if the notice is delivered on a day other than a business day or after 5 p.m. (local time where received) on a business day, then delivery shall be deemed to have taken place on the first business day thereafter) to the address of each party set forth in this Section 12 via courier or other means of personal service including, but not limited to, messenger service, Fedex, DHL or United Parcel Service, or if sent by facsimile (telecopier) or e-mail, when received as long as the full text of any such notice is (i) readable and (ii) is received in full prior to 5:00 p.m. (local time where received) on a business day which receipt is confirmed. If the full readable text is received following 5:00 p.m., then the notice will be deemed received at 10:00 a.m. (local time where received) on the next succeeding business day. The telecopier number for each party is set forth in this Section 12. The notice information in this Section may be changed by giving written notice of such change to the other party as provided in this Section for giving notice. However, unless and until such written notice of change is actually received, the last address or telecopier number as stated by written notice or as provided in this Agreement, if no written notice of change has been sent or received, will be deemed to continue in effect for all purposes.

13.General Provisions.

(a) Assignment. This Agreement may not be assigned or transferred by any of the parties, and no rights or obligations hereunder may be delegated or assigned, without the express written consent of the other party. Notwithstanding the foregoing, either party may assign or transfer this Agreement in its entirety in connection with an acquisition of all or substantially all of the assets or voting stock of such party or a merger or consolidation involving such party.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any attempted assignment in violation of this Section 13(a) shall be null and void.

(b) Entire Agreement. This Agreement and the Schedules hereto shall constitute the entire agreement between the parties hereto and shall supersede any other agreements, whether oral or written, express or implied, as they pertain to the supply of the Products by Supplier to Distributor. All distribution shall be pursuant to the terms set forth in this Agreement. All quotations, acquisition orders, releases, authorizations, acknowledgments and invoices issued pursuant to this Agreement shall be subject to the provisions of this Agreement. The parties acknowledge that any provisions on any such quotation, acquisition order, release, acknowledgment or invoice that conflict with the terms of this Agreement shall be deemed deleted.

(c) Relationship. The relationship created by this Agreement shall be strictly that of supplier and distributor as independent contractors and no agency, partnership or joint venture shall be deemed to be created hereby. Nothing in this Agreement shall constitute one party as an agent or legal representative of any other party for any purpose whatsoever, and no party is granted no right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, warranties or guarantees, on behalf of any other party.

Exhibit 10.13

(d) Waiver. A waiver by any party of a breach of any of the terms of this Agreement by the other party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement. All waivers of any rights or obligations must be in writing and signed by the party granting such waiver.

(e) Release. The expiration or termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve any party from any obligation under this Agreement which may have accrued prior thereto.

(f) Specific Performance. The parties intend that the following obligations and provisions of this Agreement be enforceable by specific performance and other equitable relief: (i) the confidentiality provisions of Section 10 and (ii) provisions relating to the protection of intellectual property rights (collectively the “Specific Performance Provisions”). The parties acknowledge that a party seeking to enforce the Specific Performance Provisions will not have an adequate remedy at law for the breach of the Specific Performance Provisions, damages alone will not be adequate for a breach of the Specific Performance Provisions, and such party will suffer irreparable harm as a result of such breach. Such party shall have the right to enforce the Specific Performance Provisions through specific enforcement and all equitable remedies, including, but not limited to, mandatory and prohibitory injunctions.

(g) Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey as a contract made between two parties made in New Jersey to be performed and consummated in New Jersey. In the event of any dispute, the Chief Executive Officer or President of each party shall meet and discuss the dispute and attempt to resolve the dispute in good faith. The sole and exclusive venue for any action brought under this Agreement shall be in a federal or state court in Newark, New Jersey, and the parties agree that such courts shall have jurisdiction. Unless laws or rules strictly require different service of process, service of process may be made by certified mail return receipt requested sent to the address shown in Section 12.

(h) Severability. If any provision of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, such invalidity or enforceability shall not affect or limit the validity or enforceability of any other provision hereof.

(i) Force Majeure. No party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, or act of God. When a party’s delay or nonperformance continues for a period of at least ninety (90) days due to any such event, the other party may terminate this Agreement.

(j) Headings. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which once so executed and delivered shall be deemed an original, but all of which shall constitute but one and the same Agreement.

(l) Amendment. No amendment or modification relating in any manner to this Agreement shall be effective unless executed in writing and signed by the parties.

(m) Attorneys’ Fees. In the event of any action or claim between the parties hereto relating to the Agreement or the breach hereof, the prevailing party in such action claim shall be entitled to recover from such other party the costs and expenses of such prevailing party, including reasonable fees of attorneys and other advisors, incurred in taking or defending such action or claim.

(n) No Third Party Beneficiaries. Except in connection with Sections 8(a) and 8(b), which are for the benefit of those identified therein, nothing herein is intended or shall be construed to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights, remedies or other benefits under or by reason of this Agreement.

(o) Remedies Not Exclusive. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

[Signature Page Follows]

Exhibit 10.13

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:
Name:
Title:

TYBER MEDICAL, LLC

By:
Name:	Jeff Tyber
Title:	Manager and President

Exhibit 10.13

SCHEDULES

Schedule 1	Products

Schedule 2	Private Label Brands

Schedule 3	Prices for Products

Schedule 4	Limited Warranty

Exhibit 10.13

Schedule 1

Products

Tyber Medical Headless & Headed Screw Systems

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Schedule 2

Private Label Brands

CPM Medical	Small Cannulated Screw System Large Cannulate Screw System

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Schedule 3

Prices for Products

Implants:  According to the following per unit (“$47.50”) for implants; Minimum order is 50 units.  Pricing for less than 50 units or more than 3 lots will require a new price quote.

Instruments:  A standard instrument set consisting of:

Small $4,702.12
Large $5,676.68

Individual instruments will be quoted at time of purchase based on quantity and availability.

Samples: Sample/Demo implants and instruments may be purchased at a mutually agreed upon price.

Any special instruments or customization will require a quote from Supplier.

Shipping, as described herein, and applicable tax if any to be added to the final invoice for all transactions as appropriate.

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Schedule 4

Limited Warranty

The form of Limited Warranty in effect as of the Effective Date is as follows:

EACH Product is warranted to be free from defects in workmanship and materials at the time of delivery for a period of 3 months after delivery of each Product. This warranty is limited to the replacement of the Product. NO OTHER WARRANTY IS GIVEN BY SUPPLIER and no representation, warranty or affirmation of any employee, contractor, agent, detailer, distributor or any other person actually or purporting to represent Supplier, by word or action, will constitute a warranty and such word or action does not, and will not, expand or change the express warranty given in this Limited Warranty. SUPPLIER EXPRESSLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW, CUSTOM, CONDUCT, USAGE OR TRADE.